Exhibit 99.1

Airgas Reports Fiscal 2013 Fourth Quarter and Full Year Earnings

  Fourth quarter diluted EPS of $1.13, up 1% over prior year, and adjusted diluted EPS* of $1.14, up 3% over prior year
  Record full year diluted EPS of $4.35, up 9% over prior year, and record adjusted diluted EPS* of $4.35, up 6% over prior year
  Fourth quarter organic sales flat compared to prior year; full year organic sales up 3% over prior year
  Fourth quarter gross margin up 80 basis points over prior year; full year gross margin up 100 basis points over prior year
  Full year free cash flow* of $298 million, up 14% over prior year
  Fiscal year 2014 diluted EPS guidance of $5.00 to $5.35, representing 15% to 23% year-over-year growth

RADNOR, Pa.--(BUSINESS WIRE)--May 2, 2013--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported sales and earnings results for its fourth quarter and fiscal year ended March 31, 2013, which reflected the impact of continued economic uncertainty and moderation in business conditions on its diversified customer base. Results for the quarter also reflected the realization of SAP-related benefits, net of implementation costs incurred, as planned.

“In my view, fiscal 2013 was a very good year for Airgas. We achieved record adjusted EPS* of $4.35, 6% over last year and only 7% below the low end of the initial guidance we issued back in May 2012, despite the fact that economic conditions deteriorated as the year progressed, with Non-Tech Industrial Production coming in below our original expectations. In addition, our free cash flow* increased by 14% over last year,” said Airgas Executive Chairman Peter McCausland. “We also completed the implementation of SAP in the rest of our regional Distribution businesses, realized the first tranche of SAP-related benefits as planned for the year, completed the $600 million share repurchase program announced in October, and acquired 18 businesses with aggregate annual sales of more than $95 million. These achievements are significant milestones in the development of our company and help position us for sustainable long-term growth.”

	Fourth Quarter			Full Year
	FY2013	FY2012	% Change	FY2013	FY2012	% Change
Earnings per diluted share (GAAP)	$1.13	$1.12	1%	$4.35	$4.00	9%
Restructuring and other special charges, net	0.01	0.05		0.07	0.19
Gain on sale of businesses	-	-		(0.07)	-
Costs (benefits) related to unsolicited takeover attempt	-	-		-	(0.06)
Multi-employer pension plan withdrawal charges	-	-		-	0.04
Income tax benefits	-	(0.06)		-	(0.06)
Adjusted earnings per diluted share (non-GAAP)	$1.14	$1.11	3%	$4.35	$4.11	6%

Fourth quarter earnings per diluted share were $1.13, up 1% over prior year earnings per diluted share of $1.12. Excluding a $0.01 restructuring charge, adjusted earnings per diluted share* were $1.14, an increase of 3% over prior year adjusted earnings per diluted share* of $1.11. Results included SAP-related benefits, net of implementation costs and depreciation expense, of $0.04 per diluted share in the current year quarter compared to $0.09 of expense in the prior year quarter. “As we announced on March 21st, organic sales growth in our Distribution segment was flat through February, and absent a strong finish in March, we were likely to miss the low end of our fourth quarter adjusted EPS* guidance of $1.18 by approximately 4%, and that is essentially what happened,” said McCausland.

Fourth quarter sales were $1.26 billion, an increase of 2% over the prior year. Organic sales in the quarter were flat compared to prior year, with gas and rent up 4% and hardgoods down 5%. Acquisitions contributed sales growth of 2% in the quarter.

Operating margin was 12.1% and 11.7% in the current and prior year quarters, respectively. Adjusted operating margin* was 12.2% in both the current and prior year quarters.

For the full year, earnings per diluted share were $4.35, an increase of 9% over prior year earnings per diluted share of $4.00. Adjusted earnings per diluted share* were also $4.35, an increase of 6% over prior year adjusted earnings per diluted share* of $4.11. Results included SAP implementation costs and depreciation expense, net of benefits realized, of $0.18 per diluted share in the current year compared to $0.34 of expense in the prior year.

Full year sales increased 4% over the prior year to $4.96 billion. Organic sales increased 3% over the prior year, with gas and rent up 5% and hardgoods up 1%, while acquisitions contributed 1% sales growth for the year.

“The more than 15,000 Airgas associates that make up the best team in the business are to be commended for their hard work and focus on operating safely and serving our customers day-in and day-out under difficult conditions,” said Airgas President and Chief Executive Officer Michael L. Molinini. “While uncertainty is likely to persist for our customers in the near term, we remain very optimistic about the long-term prospects for the U.S. manufacturing and energy industries, as well as non-residential construction, and our ability to leverage our unique value proposition and unrivaled platform, and we will continue to invest in our industry-leading position to drive growth.”

Free cash flow* for the year was $298 million, compared to $262 million in the prior year, and adjusted cash from operations* was $604 million for the year, compared to $593 million in the prior year. During the fourth quarter, the Company completed the remainder of its previously-announced $600 million share repurchase program, repurchasing 3.82 million shares on the open market for $378 million, reflecting an average price of $98.89. During the third quarter, the company had repurchased 2.47 million shares on the open market for $222 million, reflecting an average price of $89.93 per share.

Return on capital* was 12.3% for the twelve months ended March 31, 2013, a decrease of 20 basis points from the prior year.

Guidance

“Our fiscal 2014 outlook assumes the continuation of current slow business conditions for at least the first half of the year, followed by slight improvement, resulting in low-to-mid single digit organic sales growth for the full year, with gas and rent outpacing hardgoods. We have been investing and will continue to invest to position Airgas for long-term growth. But we’re going to keep a sharp eye on expenses this year and won’t hesitate to take further action if the economy continues to weaken and our sales volumes don’t recover,” said McCausland. “We’re also facing a challenging and unpredictable year ahead for our refrigerants business. The Environmental Protection Agency recently issued a ruling allowing for an increase in the production of R-22 in calendar year 2013 rather than reaffirming the further reductions that much of the industry had been expecting. Fortunately, compliance with the Montreal Protocol almost certainly requires a significant step-down in R-22 production in calendar year 2015, reinforcing our position as an industry leader in the reclamation and distribution of recycled refrigerant products. As a result of this one-year hurdle, our fiscal 2014 guidance includes an estimated $0.05 to $0.10 per share year-over-year negative impact from refrigerants, as prices and sales volumes of R-22 have both come under pressure following the EPA’s ruling.”

“We expect to achieve a minimum of $75 million in run-rate operating income benefits related to the SAP initiative by the end of calendar year 2013, consistent with our long-standing target,” said Molinini. “In light of the difficult business conditions we are facing in the near term, combined with the extension of post SAP conversion support and training costs through the first half of fiscal 2014, which we highlighted on our last earnings call, our EPS guidance assumes a contribution from SAP benefits, net of expenses, at the low end of our previously-announced range of $0.45 to $0.55 in fiscal 2014. Our experience with SAP thus far reinforces our expectation that, as highlighted at our December analyst meeting, this initiative will enhance our earnings power over time as we leverage its capabilities in concert with the execution of our strategic growth initiatives.”

For the first quarter of fiscal year 2014, the Company expects earnings per diluted share to increase 1% to 6% from adjusted earnings per diluted share* of $1.13 in the prior year to a range of $1.14 to $1.20, which includes an estimated year-over-year increase of approximately $0.16 related to the SAP initiative, reflecting an estimated $0.06 of net benefit in the fiscal 2014 first quarter compared to $0.10 of expense in the fiscal 2013 first quarter. Guidance also reflects year-over-year negative impacts to earnings per share related to variable compensation reset following a below-budget year and a challenging and unpredictable refrigerants market, and a year-over-year benefit to earnings per share related to the Company’s recently completed share repurchase program.

For the full fiscal year 2014, the Company expects earnings per diluted share to increase 15% to 23% from $4.35 in the fiscal 2013 to a range of $5.00 to $5.35, which includes an estimated year-over-year increase of approximately $0.63 related to the SAP initiative, reflecting an estimated $0.45 of net benefit in fiscal 2014 compared to $0.18 of net expense in fiscal 2013. Guidance also reflects year-over-year negative impacts to earnings per share related to variable compensation reset following a below-budget year and a challenging and unpredictable refrigerants market, and a year-over-year benefit to earnings per share related to the Company’s recently completed share repurchase program, one additional selling day in fiscal 2014, and the incremental contribution from acquisitions closed during fiscal 2013.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, May 2. The teleconference will be available by calling (888) 455-2295 (U.S./Canada) or (719) 325-2460 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through May 31 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through May 9. To listen, call (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International) and enter passcode 7433226.

Note that the Company has changed its reference to sales adjusted for the impact of acquisitions and divestitures from “same-store sales” to “organic sales.” Growth rates presented in prior periods and the underlying calculation have not been materially affected by this change.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, adjusted capital expenditures, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: our expectation to continue to invest in our industry leading position and our ability to sustain long-term growth; our expectations regarding expenses and any actions we might take if the economy continues to weaken and sales volumes don’t recover; our expectations for low-to-mid single digit organic sales growth for fiscal 2014, with gas and rent outpacing hardgoods; the magnitude and duration of the impact on our refrigerants business of the EPA’s ruling regarding the production of R-22; the impact of compliance with the Montreal Protocol; our continued expectations of a minimum of $75 million in run-rate SAP-related operating income benefits by the end of calendar year 2013; our expectations of fiscal 2014 first quarter earnings per diluted share in the range of $1.14 to $1.20, reflecting an estimated $0.06 of net benefits related to SAP, and the impacts from variable compensation reset, refrigerants, and completion of the share repurchase program; our expectations of fiscal 2014 full year earnings per diluted share in the range of $5.00 to $5.35, reflecting an estimated $0.45 of net benefits related to SAP, and the impacts from variable compensation reset, refrigerants, completion of the share repurchase program, an additional selling day in 2014, and acquisitions closed in fiscal 2013; and expectations of long-term contribution to earnings power from the SAP initiative. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: continued or increased disruption in our helium supply chain; impacts of the EPA ruling related to the production of R-22; the impact of compliance with the Montreal Protocol; adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion or implementation problems related to the SAP system that disrupt our business and negatively impact customer relationships; our ability to achieve anticipated benefits enabled by our conversion to the SAP system; higher than expected costs related to our Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2012 Form 10-K, subsequent Forms 10-Q, and other Forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net sales	$1,262,923	$1,241,149	$4,957,497	$4,746,283

Costs and expenses:
Cost of products sold (excluding depreciation)	572,110	572,148	2,220,613	2,175,430
Selling, distribution and administrative expenses (a)	462,758	447,836	1,843,478	1,727,769
Restructuring and other special charges, net (b)	1,663	6,187	8,089	24,448
Costs (benefits) related to unsolicited takeover attempt (c)	-	-	-	(7,870)
Depreciation	66,802	62,852	261,622	245,076
Amortization	7,328	6,368	27,278	25,209
Total costs and expenses	1,110,661	1,095,391	4,361,080	4,190,062

Operating income	152,262	145,758	596,417	556,221

Interest expense, net	(19,392)	(16,522)	(67,494)	(66,337)
Other income, net (d)	4,165	758	14,494	2,282

Earnings before income taxes	137,035	129,994	543,417	492,166

Income taxes (e)	(50,894)	(42,027)	(202,543)	(178,792)

Net earnings	$86,141	$87,967	$340,874	$313,374

Net earnings per common share:

Basic earnings per share	$1.15	$1.15	$4.45	$4.09

Diluted earnings per share	$1.13	$1.12	$4.35	$4.00

Weighted average shares outstanding:
Basic	75,205	76,446	76,651	76,586
Diluted	76,528	78,352	78,307	78,324

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2013	2012

ASSETS
Cash	$86,386	$44,663
Trade receivables, net	710,740	652,439
Inventories, net	474,821	408,438
Deferred income tax asset, net	53,562	49,617
Prepaid expenses and other current assets	138,321	119,049
TOTAL CURRENT ASSETS	1,463,830	1,274,206

Plant and equipment, net	2,686,305	2,616,059
Goodwill	1,195,613	1,163,803
Other intangible assets, net	226,824	214,204
Other non-current assets	45,653	52,313
TOTAL ASSETS	$5,618,225	$5,320,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$183,258	$174,868
Accrued expenses and other current liabilities	374,883	356,344
Short-term debt (f)	-	388,452
Current portion of long-term debt (g)	303,573	10,385
TOTAL CURRENT LIABILITIES	861,714	930,049

Long-term debt, excluding current portion (h)	2,304,245	1,761,902
Deferred income tax liability, net	825,612	793,957
Other non-current liabilities	89,671	84,419

Stockholders’ equity	1,536,983	1,750,258
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,618,225	$5,320,585

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended
	March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$340,874	$313,374
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	261,622	245,076
Amortization	27,278	25,209
Impairment (b)	1,729	4,250
Deferred income taxes	36,309	68,552
Gain on sales of plant and equipment	(1,551)	247
Gain on sale of businesses	(6,822)	-
Stock-based compensation expense	27,053	25,608

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Trade receivables, net	(42,485)	(89,976)
Inventories, net	(62,317)	(29,307)
Prepaid expenses and other current assets	(14,706)	(14,965)
Accounts payable, trade	(2,636)	9,980
Accrued expenses and other current liabilities	(8,090)	(55,294)
Other non-current assets	(5,374)	2,795
Other non-current liabilities	(616)	857
Net cash provided by operating activities	550,268	506,406

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(325,465)	(356,514)
Proceeds from sales of plant, equipment and businesses	31,413	16,365
Business acquisitions and holdback settlements	(97,521)	(160,115)
Other, net	(1,286)	(1,830)
Net cash used in investing activities	(392,859)	(502,094)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in short-term debt (f)	(388,452)	388,368
Proceeds from borrowings of long-term debt (h)	862,832	1,066,526
Repayment of long-term debt	(21,428)	(1,149,106)
Financing costs	(6,697)	(4,567)
Purchase of treasury stock (i)	(591,873)	(300,000)
Proceeds from the exercise of stock options	88,700	36,619
Stock issued for the Employee Stock Purchase Plan	17,088	15,256
Excess tax benefit realized from the exercise of stock options	36,160	17,516
Dividends paid to stockholders	(122,202)	(95,323)
Change in cash overdraft and other	10,186	7,844
Net cash used in financing activities	(115,686)	(16,867)

Change in cash	$41,723	$(12,555)
Cash – Beginning of period	44,663	57,218
Cash – End of period	$86,386	$44,663

See attached Notes.

Notes:

a)	Included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $6.0 million and $8.9 million for the three months ended March 31, 2013 and 2012, respectively. SAP implementation costs of $33.2 million and $33.0 million were included in the consolidated results for the years ended March 31, 2013 and 2012, respectively. Also included within selling, distribution and administrative expenses are multi-employer defined benefit pension plan (“MEPP”) withdrawal charges of $4.3 million for the year ended March 31, 2012. As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from MEPPs replacing those retirement plans for CBA employees with defined contribution plans. At March 31, 2013, the Company has successfully negotiated its withdrawal from all MEPPs in which it previously participated and has fully accrued for the related withdrawal assessments.

b)	Restructuring and other special charges, net were $1.7 million and $8.1 million for the three months and year ended March 31, 2013, respectively. In May 2011, the Company announced its plan to realign its twelve regional distribution companies into four new divisions, and to consolidate its regional company accounting and certain administrative functions into four newly created Business Support Centers. As a result of the plan, the Company recorded a restructuring charge of $13.3 million during the three months ended June 30, 2011 for severance benefits expected to be paid under the Airgas, Inc. Severance Pay Plan to employees whose jobs were eliminated as a result of the realignment. During the three months ended December 31, 2012, the Company re-evaluated its remaining severance liability related to the realignment and, as a result of this analysis, reduced its severance liability by $3.7 million. The reduction in the severance liability was driven by fewer than expected individuals meeting the requirements to receive severance benefits. This reduction was due to both the retention of employees through relocation or acceptance of new positions, as well as former associates who chose not to remain with the Company through their anticipated separation dates. Offsetting the benefit from the reduction to the severance liability were additional restructuring and other related costs of $10.1 million for the year ended March 31, 2013, primarily related to transition staffing, legal and other costs associated with the realignment and limited liability company (“LLC”) formation. In addition to the restructuring and other related costs, in June 2012, the Company re-evaluated the economic viability of a small hospital piping construction business and, as a result of an impairment analysis performed on the assets at the associated reporting unit, the Company recorded a charge of $1.7 million related to certain of the intangible assets associated with this business for the three months ended June 30, 2012.

For the three months and year ended March 31, 2012, restructuring and other special charges, net were $6.2 million and $24.4 million, respectively. During the three-month periods ended December 31, 2011 and March 31, 2012, the Company recorded restructuring and other related costs of $2.4 million and $4.4 million, respectively, primarily related to facility closure, transition staffing, legal and other costs associated with the realignment. Combined with the $13.3 million restructuring charge for severance benefits recorded during the three months ended June 30, 2011, total restructuring and other related costs were $20.1 million during the year ended March 31, 2012. In addition to the restructuring and other related costs, the Company recorded special charges related to impairment analyses. In August 2011, the Company received 24 months notice that a supplier’s hydrogen plant, which generates carbon dioxide (CO2) as a by-product that serves as the feedstock for the Company’s co-located liquid CO2 plant, would cease operations in calendar year 2013. In February 2013, the Company announced plans to build a new 450 ton-per-day liquid CO2 plant in the greater Houston area which will replace its supply of liquid CO2 currently generated by the Company’s liquid CO2 plant co-located with the hydrogen plant pending closure. The Company expects the hydrogen plant to continue to supply the feedstock for its co-located liquid CO2 plant during the interim period. As a result of an impairment analysis performed on the assets at this location, the Company recorded a charge of $2.5 million during the three months ended September 30, 2011. Separately, in March 2012, the Company re-evaluated its plan for the operation of one of its smaller and less efficient air separation units over the long term. As a result of an impairment analysis performed on the assets at this location, the Company recorded a charge of $1.8 million for the three months ended March 31, 2012.

c)	During the year ended March 31, 2012, the Company recognized $7.9 million of benefits from lower than previously estimated net costs related to the fiscal 2011 unsolicited takeover attempt by Air Products and Chemicals, Inc. (“Air Products”).

d)	On June 1, 2012, the Company divested the assets and operations of five branch locations in western Canada. The Company realized a gain on the sale of $6.8 million ($5.5 million after tax) recorded in other income in its Consolidated Statement of Earnings. The operations were included in the Distribution business segment and contributed net sales that were not material to the Company’s Consolidated Statement of Earnings.

e)	During the three months ended March 31, 2012, the Company recognized a $4.9 million ($0.06 per diluted share) tax benefit related to the merger into a single LLC of the majority of Airgas’ distribution businesses and a true-up of its foreign tax liabilities, the impact of which is reflected in the Company’s prior year effective tax rate. The LLC reorganization enabled the Company to realize certain state tax benefits that previously required a valuation allowance. The Company’s adjusted effective rate*, which excludes the $0.06 per diluted share benefit to the Company’s income taxes, was 36.2% for the prior year quarter and 37.3% for the year ended March 31, 2012.

f)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that may vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from the commercial paper program to pay down amounts outstanding under its Credit Facility and for general corporate purposes. During the three months ended March 31, 2013, proceeds from the issuance of an aggregate $600 million of senior notes in February 2013 (Note h) were used to pay down the balance on the commercial paper program and as a result, nothing was outstanding under the program at March 31, 2013.

g)	On October 1, 2012, the Company’s $300 million 2.85% notes were reclassified to the “Current portion of long-term debt” line item of the Company’s Consolidated Balance Sheet. The notes mature on October 1, 2013.

h)	The Company’s Credit Facility matures on July 19, 2016. At March 31, 2013, approximately $662 million was available to the Company under the Credit Facility. Based on the financial covenant of the Credit Facility, the Company’s borrowing capacity at March 31, 2013 was $590 million. On November 26, 2012, the Company issued $250 million of 2.90% senior notes maturing on November 15, 2022. On February 14, 2013, the Company issued $325 million of 1.65% senior notes maturing on February 15, 2018 and $275 million of 2.375% senior notes maturing on February 15, 2020. The net proceeds from the offerings were used for general corporate purposes, including to fund acquisitions, repay indebtedness under the Company’s commercial paper program, and repurchase shares pursuant to the Company’s stock repurchase program.

i)	On October 23, 2012, the Company announced a $600 million share repurchase program. During the six months ended March 31, 2013, the Company completed the program, repurchasing 6.29 million shares on the open market at an average price of $95.37. During the three months ended June 30, 2011, the Company completed a $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19.

j)

Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Amounts in the “Eliminations and Other” column below reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company’s All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system and the Company’s withdrawal from various MEPPs under selling, distribution and administrative expenses in the “Eliminations and Other” column below. Additionally, the Company’s net restructuring and other special charges and the legal, professional and other costs (benefits) incurred as a result of Air Products’ unsolicited takeover attempt are not allocated to the Company’s business segments. These costs (benefits) are also reflected in the “Eliminations and Other” column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	March 31, 2013				March 31, 2012
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$663,809	$142,951	$(7,831)	$798,929	$634,930	$138,556	$(9,200)	$764,286
Hardgoods	462,702	1,292	-	463,994	475,294	1,570	(1)	476,863
Total net sales	1,126,511	144,243	(7,831)	1,262,923	1,110,224	140,126	(9,201)	1,241,149

Cost of products sold (excluding depreciation)	502,137	77,804	(7,831)	572,110	504,943	76,406	(9,201)	572,148
Selling, distribution and administrative expenses	412,908	43,894	5,956	462,758	396,954	41,945	8,937	447,836
Restructuring and other special charges, net	-	-	1,663	1,663	-	-	6,187	6,187
Costs (benefits) related to unsolicited takeover attempt	-	-	-	-	-	-	-	-
Depreciation	61,408	5,394	-	66,802	57,696	5,156	-	62,852
Amortization	6,126	1,202	-	7,328	5,064	1,304	-	6,368
Operating income	$143,932	$15,949	$(7,619)	$152,262	$145,567	$15,315	$(15,124)	$145,758

	(Unaudited)				(Unaudited)
	Year Ended				Year Ended
	March 31, 2013				March 31, 2012
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$2,577,901	$587,322	$(34,201)	$3,131,022	$2,462,232	$543,111	$(37,784)	$2,967,559
Hardgoods	1,820,204	6,276	(5)	1,826,475	1,772,637	6,102	(15)	1,778,724
Total net sales	4,398,105	593,598	(34,206)	4,957,497	4,234,869	549,213	(37,799)	4,746,283

Cost of products sold (excluding depreciation)	1,943,619	311,200	(34,206)	2,220,613	1,918,108	295,121	(37,799)	2,175,430
Selling, distribution and administrative expenses	1,635,605	174,643	33,230	1,843,478	1,528,215	162,205	37,349	1,727,769
Restructuring and other special charges, net	-	-	8,089	8,089	-	-	24,448	24,448
Costs (benefits) related to unsolicited takeover attempt	-	-	-	-	-	-	(7,870)	(7,870)
Depreciation	240,167	21,455	-	261,622	225,723	19,353	-	245,076
Amortization	22,297	4,981	-	27,278	20,139	5,070	-	25,209
Operating income	$556,417	$81,319	$(41,319)	$596,417	$542,684	$67,464	$(53,927)	$556,221

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2013	2012	2013	2012
Earnings per diluted share	$1.13	$1.12	$4.35	$4.00
Restructuring and other special charges, net	0.01	0.05	0.07	0.19
Gain on sale of businesses	-	-	(0.07)	-
Costs (benefits) related to unsolicited takeover attempt	-	-	-	(0.06)
Multi-employer pension plan withdrawal charges	-	-	-	0.04
Income tax benefits	-	(0.06)	-	(0.06)
Adjusted earnings per diluted share	$1.14	$1.11	$4.35	$4.11

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	June 30, 2013		Ended	March 31, 2014
	Jun. 30,			Mar. 31,
	2012	Low	High	2013	Low	High

Earnings per diluted share	$1.15	$1.14	$1.20	$4.35	$5.00	$5.35

Adjustments to earnings per diluted share:
Restructuring and other special charges, net	0.05	-	-	0.07	-	-
Gain on sale of businesses	(0.07)	-	-	(0.07)	-	-

Adjusted earnings per diluted share	$1.13	$1.14	$1.20	$4.35	$5.00	$5.35
Year-over-year change		1%	6%		15%	23%

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of Business Support Center restructuring and other special charges, net, the gain on the sale of businesses, costs (benefits) related to Air Products’ unsolicited takeover attempt, multi-employer pension plan withdrawal charges, and income tax benefits related to the LLC reorganization and foreign tax liability true-up. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Reconciliations of adjusted operating income and adjusted operating margin:

	Three Months Ended		Year Ended
	March 31,		March 31,
(In thousands)	2013	2012	2013	2012

Net sales	$1,262,923	$1,241,149	$4,957,497	$4,746,283

Operating income	$152,262	$145,758	$596,417	$556,221

Operating margin	12.1%	11.7%	12.0%	11.7%

Adjustments to operating income:
Restructuring and other special charges, net	1,663	6,187	8,089	24,448
Costs (benefits) related to unsolicited takeover attempt	-	-	-	(7,870)
Multi-employer pension plan withdrawal charges	-	-	-	4,304
Adjusted operating income	$153,925	$151,945	$604,506	$577,103

Adjusted operating margin	12.2%	12.2%	12.2%	12.2%

The Company believes its adjusted operating income and adjusted operating margin financial measures help investors assess its operating performance without the impact of Business Support Center restructuring and other special charges, net, costs (benefits) related to Air Products’ unsolicited takeover attempt, and multi-employer pension plan withdrawal charges. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating income and adjusted operating margin financial measures may be different from the adjusted operating income and adjusted operating margin financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	March 31,
(In thousands)	2013	2012

Operating income - trailing four quarters	$596,417	$556,221
Adjustments to operating income:
Restructuring and other special charges, net	8,089	24,448
Costs (benefits) related to unsolicited takeover attempt	-	(7,870)
Multi-employer pension plan withdrawal charges	-	4,304
Adjusted operating income - trailing four quarters	$604,506	$577,103

Average of total assets	$5,452,051	$5,126,871
Average of current liabilities (exclusive of debt)	(533,217)	(516,307)
Average capital employed	$4,918,834	$4,610,564

Return on capital	12.3%	12.5%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Year Ended
	March 31,
(In thousands)	2013	2012

Net cash provided by operating activities	$550,268	$506,406

Adjustments to cash provided by operating activities:
Stock issued for Employee Stock Purchase Plan	17,088	15,256
Excess tax benefit realized from the exercise of stock options	36,160	17,516
Net cash expenditures related to unsolicited takeover attempt	-	35,084
Cash expenditures related to multi-employer pension plan withdrawals	-	18,323
Adjusted cash from operations	603,516	592,585

Capital expenditures	(325,465)	(356,514)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	15,693	16,365
Operating lease buyouts	3,946	9,218
Adjusted capital expenditures	(305,826)	(330,931)

Free cash flow	$297,690	$261,654

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, excluding the impact of net cash expenditures related to Air Products’ unsolicited takeover attempt and multi-employer pension plan withdrawal charges, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the repayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

Adjusted Effective Tax Rate

Reconciliations of adjusted effective tax rate:

	Three Months Ended	Year Ended
	March 31,	March 31,
(In thousands)	2012	2012

Income taxes	$42,027	$178,792
Adjustments to income taxes:
LLC reorganization and foreign tax liability true-up	4,924	4,924
Restructuring and other special charges	2,308	8,881
Costs (benefits) related to unsolicited takeover attempt	-	(2,912)
Multi-employer pension plan withdrawal charges	-	1,564
Adjusted income taxes	$49,259	$191,249

Earnings before income taxes	$129,994	$492,166
Adjustments to earnings before income taxes:
Restructuring and other special charges	6,187	24,448
Costs (benefits) related to unsolicited takeover attempt	-	(7,870)
Multi-employer pension plan withdrawal charges	-	4,304
Adjusted earnings before income taxes	$136,181	$513,048

Effective tax rate	32.3%	36.3%

Adjusted effective tax rate	36.2%	37.3%

The Company believes its adjusted effective tax rate financial measure helps investors assess its effective tax rate without the impact of income tax benefits resulting from the LLC reorganization and a foreign tax liability true-up, and income tax impacts related to other special items. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted effective tax rate financial measure may be different from the adjusted effective tax rate financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Media Contact:
Doug Sherman, 610-902-6270
doug.sherman@airgas.com